EMPLOYMENT AGREEMENT

     This Employment Agreement (the "Agreement") is entered into as of the 1st day of March 2021, between Greg Patterson (the "Executive") and Fortitude Gold Corporation (the "Company").

     In consideration of the mutual covenants contained herein and other valid consideration, the sufficiency of which is acknowledged, the Company and Executive agree as follows:

1.   Employment; Devotion to Duties.

          (a) General. The Company will employ Executive as its Vice President Corporate Development & Investor Relations reporting to the Company's Chief Executive Officer (the "CEO"), and Executive accepts employment to serve in this capacity, all upon the terms and conditions in this Agreement. Executive will have those duties and responsibilities that are consistent with Executive's position as Vice President Corporate Development & Investor Relations, as determined by the Board.

          (b) Devotion to Duties. During the Term, Executive (i) will devote all of his business time and efforts to the performance of his duties on the Company's behalf, and (ii) will not at any time or place or to any extent whatsoever, either directly or indirectly, without the express written consent of the Company, engage in any outside employment, or in any activity competitive with or adverse to the Company's business, practice or affairs, whether alone or as partner, manager, officer, director, employee, shareholder of any entity or as a trustee, fiduciary, consultant or other representative. This is not intended to prohibit Executive from engaging in nonprofessional activities such as personal investments or conducting to a reasonable extent private business affairs which may include other boards of directors' activity, as long as they do not conflict with the Company and, in the case of positions on boards of directors or similar bodies, receive the prior written approval of the Board. Participation to a reasonable extent in civic, social or community activities is encouraged. Notwithstanding anything herein to the contrary, any non-Company activities will be conducted in compliance with the Company's corporate governance policies including Code of Ethics and other policies and procedures as in effect from time to time.

2.   Term.

          (a) Initial Term. Executive will begin employment as the Vice President Corporate Development & Investor Relations of the Company under the terms of this Agreement starting on March 1, 2021 (the "Commencement Date"). Executive will be employed under this Agreement until one year after the Commencement Date (the "Initial Term"). The term is automatically extended under Section 2(b) unless Executive's employment is terminated earlier pursuant to Section 7.

          (b) Renewal Term. The term of this Agreement and the Executive's employment renew automatically for successive one-year periods (each, a "Renewal Term"), unless at least 60 days before the end of the Initial Term or any Renewal Term, either party gives notice to the other party that this Employment Agreement will terminate at the end of the Initial Term or any Renewal Term (the Initial Term, together with any Renewal Terms, the "Term"). Notwithstanding the above, the Executive's employment is subject to earlier termination under Section 7. Except as otherwise agreed by Executive, if the Company timely elects not to renew this Agreement at the end of the Initial Term or any Renewal Term, the Executive's termination of employment will be characterized as a termination without Cause under
     Section 7(b).


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3.   Location. The location of Executive's principal place of employment will be at the Company's Corporate Office; but the Executive understands that he may be required to travel and perform services outside of this area as reasonably required to properly perform his duties under this Agreement.

4. Base Salary. The Company will pay Executive an annual base salary ("Base Salary") in the amount of $220,000, subject to future modification in accordance with the Company's executive compensation review policies and practices. The Base Salary will be paid in accordance with the Company's payroll practices in effect from time to time.

5.   Incentive Compensation.

          (a) Short-term Incentive Compensation. Executive will be entitled from time to time to annual short-term incentive compensation which may consist of cash bonuses up to a maximum of 100% of the Executive's base salary and/or short-term equity awards based on incentive compensation plans or other criteria established by, and payable in the sole discretion of the Board or one of its committees. Unless deferred pursuant to a plan that complies with Section 409A of the Internal Revenue Code of 1986, as amended ("Code"), this bonus, if any, will be paid to the Executive no later than two and one-half months following the end of the relevant fiscal year in which the services are performed.

          (b) Long-term Incentive Compensation. Executive will be entitled to receive equity grants pursuant to the Company's Equity Incentive Plan(s) based on incentive compensation plans or other criteria established by, and payable in the sole discretion of the Board or one of its committees.

          (c) Clawback. The compensation and benefits provided pursuant to this Agreement may be subject to the Company's compensation recoupment policy or policies (and related Company practices) that may be adopted by the Company and in effect from time-to-time, including, but not limited to, any policy or policies that may be adopted in response to applicable law (each, a "Clawback Policy"). In the absence of a formal stand-alone Clawback Policy, the default policy intent refers to compensation or benefit recoupment in the event where employee fraud is discovered. By signing this Agreement Executive agrees to fully cooperate with the Company in assuring compliance with such policies and the provisions of applicable law, including, but not limited to, promptly returning any compensation subject to recovery by the Company pursuant to such Clawback Policies and applicable law.

6.   Executive Benefits.

          (a) Fringe Benefits; Paid Time Off. The Company will provide Executive with those fringe benefits and other executive benefits on the same terms and conditions as generally available to senior management from time to time (e.g., health and other insurance programs, etc.); provided, however, that the Company reserves the right to amend or terminate any employee or executive benefit plan or program. Executive is entitled to paid time off
     (PTO) during each calendar year, with the amount and scheduling of the vacation to be determined under the Company's PTO policies as in effect from time to time.


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          (b) Reimbursement of Expenses.  Executive is entitled to be reimbursed by the Company for reasonable business expenses incurred in performing his duties under the Company's expense reimbursement policies as in effect from time to time or as otherwise approved by the CEO or the Board.

7. Termination of Employment During the Term of the Agreement. Upon, and as of, the date of the Executive's termination of employment with the Company for any reason, the Executive will be deemed to have resigned from all positions he then holds as an officer or employee of the Company. The Executive's employment may be terminated during the Term of this Agreement pursuant to the following terms and conditions:

     (a)  Company Terminates Executive's Employment for Cause.

          (i) Definition. For purposes of this Agreement, Cause means (A) the Executive's failure to substantially perform his reasonably assigned duties (other than on account of Disability); (B) the Executive is convicted of criminal conduct having the effect of materially adversely affecting the Company, after all rights of appeal have expired or such appeals have been exhausted; (C) the Executive engages in the use of alcohol or narcotics to the extent that the performance of his duties is materially impaired; (D) the Executive materially breaches the terms of this Agreement; (E) the Executive engages in willful misconduct that is materially injurious to the Company, other than business decisions made in good faith; or (F) the Executive commits any act or omission not described above that constitutes material and willful misfeasance, malfeasance, fraud or gross negligence in the performance of his duties to the Company.

          (ii) Effective Date of Termination. Executive's employment will terminate immediately upon written notice by the Company to Executive stating that Executive's employment is being terminated for Cause.

          (iii) Compensation and Benefits. If the Company terminates the Executive's employment for Cause, the Company will pay Executive (A) any earned but unpaid Base Salary through the effective date of termination, and (B) any other unpaid benefit to which he has earned under the applicable terms of any applicable plan, program, agreement or arrangement of the Company or its affiliates (the amounts in (A) and (B) above are referred to elsewhere in this Agreement as "Accrued Amounts").

     (b)  Company Terminates Executive's Employment without Cause.

          (i) Effective Date of Termination. Executive's employment will terminate (A) on the 30th day after the Company gives written notice to Executive stating that Executive's employment is being terminated without Cause or (B) upon expiration of the Term of this Agreement as set forth in
     Section 2(b) above. The Company may, at its discretion, place Executive on a paid administrative leave during all or any part of the notice period. During the administrative leave, the Company may bar Executive's access to its offices or facilities or may provide Executive with access subject to such terms and conditions as the Company chooses to impose.


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     (c)  Executive Voluntarily Resigns.

          (i) Effective Date of Termination. Executive's employment will terminate on the 30th day after Executive gives written notice to the Company stating that Executive is resigning his employment with the Company for any reason, unless the Company waives in writing all or part of this notice period (in which case the termination of employment is effective as of the date of the waiver).

          (ii) Compensation and Benefits. If the Executive voluntarily resigns, the Company will pay Executive the Accrued Amounts.

     (d) Disability.

          (i) Definition. For purposes of this Agreement, Disability or Disabled means the Executive (A) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (B) is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, is receiving income replacement benefits for a period of not less than three months under an accident and health plan covering the Company's employees.

          (ii) Effective Date of Termination. Executive's employment will terminate on the first day the Company makes a determination that the Executive is Disabled.

          (iii) Compensation and Benefits. Upon a determination that the Executive is Disabled, the Company will pay to Executive any Accrued Amounts plus a lump sum equal to 6 months of Executive's then Base Salary, reduced by any disability insurance maintained by the Company to be received by Executive for 6 months following his termination of employment, payable within 30 days following the date of Executive's termination of employment.

     (e)  Death.

          (i)  Effective  Date  of  Termination.   Executive's  employment  will
     terminate immediately upon the Executive's death.

          (ii) Compensation and Benefits. If the Executive dies during the Term, the Company will pay Executive's designated beneficiary, or his estate if there is no designated beneficiary, the Accrued Amounts. Any amounts payable under this Section 7(e)(ii) are in addition to any payments which the Executive's designated beneficiary or estate may be entitled to receive pursuant to any pension plan, profit sharing plan, employee benefit plan, or life insurance policy maintained by the Company.

     (f)  Other Termination.

          (i) Compensation and Benefits. If the Executive resigns in connection with or within a period of 12 months following a Change in Control, the Company terminates EXECUTIVE's employment pursuant to Section 7(b) of this Agreement, or the EXECUTIVE terminates his employment for Good Reason:

          o The Company will pay to Executive 24 months of Executive's then current Base Salary plus an amount equal to the greater of actual short-term incentive compensation received or the targeted cash bonus amount pursuant to the short-term incentive plan (what is this? The "short term incentive plan" is not described in this Agreement) for each of the two calendar years prior to the Change in Control, payable in a lump sum no later than the 60th day following the termination date (unless otherwise delayed under Section 7(h) below).

          o all stock options which EXECUTIVE holds at the time of such termination shall become fully vested;

          o the Company will extend the expiration date of the stock options held by the EXECUTIVE to a date which is four years after the effective date of the EXECUTIVE's termination or resignation, unless the expiration date is after such four-year period, in which case the original expiration date will control;

          o all shares of restricted stock then held by the EXECUTIVE shall immediately vest and all restrictions pertaining to any such shares of restricted stock will lapse and have no further force or effect.

          o to the extent permissible under the terms of the Company's welfare benefit plans, the continuation of all Company welfare benefits, including medical, dental, vision, life and disability benefits pursuant to plans maintained by the Company under which the Executive and/or the Executive's family were receiving benefits and/or coverage, or otherwise reimburse Executive for the cost of continuation of state health coverage for the Executive and/or the Executive's family, for the 18-month period following the date of the Executive's termination, and the Executive shall pay any portion of such cost as was required to be borne by key executives of the Company generally on the date of termination; provided, however, that, the coverage for any plan subject to COBRA or state continuation of coverage will discontinue if such coverage terminates under Section 4980B of the Code.

     For purposes of this Agreement, the term Change in Control means (A) the sale of 50% or more of the outstanding voting securities of the Company in a single transaction or a series of transaction occurring during a 12-month period; (B) A majority of the members of the Board of Directors is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the Company's Board of Directors prior to the date of the appointment or election; (C) the Company is merged or consolidated with another corporation and as a result of such merger or consolidation less than 50% of the outstanding securities of the surviving or resulting corporation is owned in the aggregate by the shareholders of the Company that existed immediately prior the merger or consolidation; (D) the Company sells more than 40% of the fair market value of its assets to another corporation that is not a wholly owned subsidiary of the Company during a 12-month period or (E) the acquisition by any individual, entity or group having beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended) of 50% or more of the Company's either (1) the then outstanding shares of common stock of the Company or (2) the combined voting power of the then outstanding voting securities of the Company entitled to vote in the election of directors.


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     For purposes of this Agreement, "Good Reason" means assigning the Executive to any duties that are materially inconsistent with his position as described in
Section 1, a reduction of Executive's Base Salary without the prior written consent of the Executive, or a relocation of Executive's primary job duties to a location more than 50 miles from the location described in Section 3. The foregoing notwithstanding, a condition is not considered "Good Reason" unless
(A) Executive gives the Company written notice of such condition within 30 days after the condition comes into existence; (B) the Company fails to cure the condition within 30 days after receiving Executive's written notice; and (C) Executive terminates his employment within 12 months following a Change in Control.

          (ii) Release. The Company will not make any payment to Executive or furnish any benefit under this Section 7(f) unless Executive signs (and does not revoke) a legal release ("Release Agreement"), in the form and substance reasonably requested by the Company. The Release Agreement will require Executive to release the Company, directors, officers, employees, agents and other affiliates with the Company from any and all claims, including claims relating to Executive's employment with the Company and the termination of Executive's employment. The Release Agreement must be executed and returned to the Company within the 21 or 45 day (as applicable) period described in the Release Agreement and it must not be revoked by Executive within the seven-day revocation period described in the Release Agreement. Notwithstanding anything in this Agreement to the contrary, (A) the Company will provide the Release Agreement to the Executive in a timely manner to comply with the provisions under Code
     Section 409A, and (B) if the Company concludes, in the exercise of its discretion, that the payments due pursuant to this Agreement are subject to
     Section 409A of the Code, and if the consideration period, plus the revocation period described in the Release Agreement, spans two calendar years, the payments will be made in the second calendar year.

          (iii) Change in Control Payment/Section 280G Limitation.

(1) General Rules. Code Sections 280G and 4999 may place significant tax burdens on both Executive and the Company if the total payments made to Executive due to certain change in control events described in Code Section 280G (the "Total Change in Control Payments") equal or exceed the 280G Cap (three times the Executive's "Base Amount" as defined in Code Section
     280G). If the Total Change in Control Payments equal or exceed the 280G Cap, Section 4999 of the Code imposes a 20% excise tax (the "Excise Tax") on all amounts in excess of one times Executive's Base Period Income Amount. The Excise Tax is imposed on Executive, rather than the Company, and will be withheld by the Company from any amounts payable to Executive pursuant to this Agreement. In determining whether the Total Change in Control Payments will exceed the 280G Cap and result in an Excise Tax becoming due, and for purposes of calculating the 280G Cap itself, the provisions of Code Sections 280G and 4999 and the applicable regulations will control over the general provisions of this Section 7(f)(iii).


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(2)  Limitation on Payments.  Subject to the "best net"  exception  described in
     Section 7(f)(iii)(3) below, in order to avoid the imposition of the Excise Tax, the total payments to which Executive is entitled under this Agreement or otherwise will be reduced to the extent necessary to avoid exceeding the 280G Cap minus $1.00.

(3) "Best Net" Exception. If Executive's Total Change in Control Payments minus the Excise Tax payable on all such payments exceeds the 280G Cap minus $1.00, then the total payments to which Executive is entitled under this Agreement or otherwise will not be reduced pursuant to Section
     7(f)(iii)(2). If the "best net" exception applies, Executive shall be responsible for paying any Excise Tax (and income or other taxes) that may be imposed on Executive pursuant to Code Section 4999 or otherwise.

(4)  Calculating  the 280G Cap. If the Company  believes that the  provisions of
     Section 7(f)(iii)(2) may apply to reduce the total payments to which Executive is entitled under this Agreement or otherwise, it will notify Executive as soon as possible. The Company then will engage a "Consultant" (a law firm, a certified public accounting firm, and/or a firm of recognized executive compensation consultants) to make any necessary determinations and to perform any necessary calculations required in order to implement the rules set forth in this Section 7(f)(iii). The Consultant shall provide detailed supporting calculations to both the Company and Executive and all fees and expenses of the Consultant shall be borne by the Company.

     If the Consultant determines that the limitations of Section 7(f)(iii)(2) apply, then the total payments to which Executive is entitled under this Agreement or otherwise will be reduced to the extent necessary to eliminate the amount in excess of the 280G Cap. Such payments will be made at the times specified herein, in the maximum amount that may be paid without exceeding the 280G Cap. The balance, if any, will then be paid, if due, after the opinions called for by this Section 7(f)(iii)(4) have been received.

     If the amount paid to Executive by the Company is ultimately determined by the Internal Revenue Service to have exceeded the limitations of Section 7(f)(ii)(2), Executive must repay the excess promptly on demand of the Company. If it is ultimately determined by the Consultant or the Internal Revenue Service that a greater payment should have been made to Executive, the Company shall pay Executive the amount of the deficiency within 30 days of such determination.

     As a general rule, the Consultant's determination shall be binding on Executive and the Company. Section 280G and the Excise Tax rules of Section 4999, however, are complex and uncertain and, as a result, the Internal Revenue Service may disagree with the Consultant's conclusions. If the Internal Revenue Service determines that the 280G Cap is actually lower than calculated by the Consultant, the 280G Cap will be recalculated by the Consultant. Any payment in excess of the revised 280G Cap then will be repaid by Executive to the Company. If the Internal Revenue Service determines that the actual 280G Cap exceeds the amount calculated by the Consultant, the Company shall pay Executive any shortage.

     The Company has the right to challenge any determinations made by the Internal Revenue Service. If the Company agrees to indemnify Executive from any taxes, interest and penalties that may be imposed on Executive in connection with such challenge, then Executive must cooperate fully with the Company. the Company shall bear all costs associated with the challenge of any determination made by the Internal Revenue Service and the Company shall control all such challenges.

     Executive must notify the Company in writing of any claim or determination by the Internal Revenue Service that, if upheld, would result in the payment of Excise Taxes. Such notice shall be given as soon as possible but in no event later than 15 days following Executive's receipt of the notice of the Internal Revenue Service's position.

(5) Effect of Repeal. If the provisions of Code Sections 280G and 4999 are repealed without succession, this Section 7(f)(ii) will not apply. In addition, if this provision does not apply to Executive for whatever reason (e.g., because Executive is not a "disqualified individual" for purposes of Code Section 280G), this Section will not apply.

          (g) Leave of Absence. At the Company's sole discretion, Executive may be placed on a paid administrative leave of absence for a reasonable period of time (not to exceed 60 days unless otherwise reasonably required to resolve matters under investigation) should the Board believe it necessary for any reason, including, but not limited to confirm that reasonable grounds exist for a termination for Cause, for example, pending the outcome of any internal or other investigation or any criminal charges. During this leave, the Company may bar Executive's access to the Company's or any affiliate's offices or facilities or may provide Executive with access subject to terms and conditions as the Company chooses to impose.

          (h) Compliance with Code Section 409A. Any payment under this Section 7 is subject to the provisions of this Section 7(h) (except for a payment pursuant to Disability or death under Section 7(d) or (e)). If Executive is a "Specified Employee" of the Company for purposes of Code Section 409A at the time of a payment event in Section 7(b) and if no exception from Code
     Section 409A applies in whole or in part, the severance or other payments will be made to Executive by the Company on the first day of the seventh month following the date of the Executive's Separation from Service (the "409A Payment Date"). Should this Section 7(h) result in a delay of payments to Executive, the Company will begin to make the payments as described in this Section 7, provided that any amounts that would have been payable earlier but for the application of this Section 7(h), will be paid in lump-sum on the 409A Payment Date along with accrued interest at the rate of interest announced by the Company's primary bank from time to time as its prime rate from the date that payments would otherwise have been made under this Agreement. The balance of the severance payments will be payable in accordance with regular payroll timing and the COBRA premiums will be paid monthly. For purposes of the provision, the term Specified Employee has the meaning in Code Section 409A(a)(2)(B)(i), or any successor provision and the issued treasury regulations and rulings. "Separation from Service" or "Termination of Employment" means, with respect to any payment that is subject to Code Section 409A, either (a) termination of Executive's employment with Company and all affiliates, or (b) a permanent reduction in the level of bona fide services Executive provides to Company and all affiliates to an amount that is 20% or less of the average level of bona fide services Executive provided to Company in the immediately preceding 36 months, with the level of bona fide service calculated in accordance with Treasury Regulations Section 1.409A-1(h)(1)(ii). Solely for purposes of determining whether Executive has a "Separation from Service," Executive's employment relationship is treated as continuing while Executive is on military leave, sick leave, or other bona fide leave of absence (if the period of such leave does not exceed six months, or if longer, so long as Executive's right to reemployment with Company or an affiliate is provided either by statute or contract). If Executive's period of leave exceeds six months and Executive's right to reemployment is not provided either by statute or by contract, the employment relationship is deemed to terminate on the first day immediately following the expiration of such six-month period. Whether a termination of employment has occurred will be determined based on all of the facts and circumstances and in accordance with regulations issued by the United States Treasury Department pursuant to Code Section 409A. If the payment is not subject to Code Section 409A, the term termination of employment will be given its ordinary meaning.


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          (i)  Mitigation/Offset.  The  Executive is under no obligation to seek other Employment or to otherwise mitigate the obligations of the Company under this Agreement, and the Company may not offset against amounts or benefits due Executive under this Agreement or otherwise on account of any claim (other than any preexisting debts then due in accordance with their terms) the Company or its affiliates may have against him or any remuneration or other benefit earned or received by Executive after such termination.

8.   Executive's Other Obligations.

          (a) Ownership of Work, Materials and Documents. The Executive will disclose promptly to the Company any and all inventions, discoveries, and improvements (whether or not patentable or registrable under copyright or similar statutes), and all patentable or copyrightable works, initiated, conceived, discovered, reduced to practice, or made by the Executive, either alone or in conjunction with others, during the Executive's employment with the Company and related to the business or activities of the Company and its affiliates (the "Developments"). Except to the extent any rights in any Developments constitute a work made for hire under the U.S. Copyright Act, which the parties acknowledge are owned by the Company and/or its applicable affiliate, the Executive assigns all of his right, title and interest in all Developments (including all intellectual property rights) to the Company or its nominee without further compensation, including all rights or benefits, including, without limitation, the right to sue and recover for past and future infringement. Whenever requested by the Company, the Executive will execute any and all applications, assignments or other instruments which the Company deems necessary to apply for and obtain trademarks, patents or copyrights of the United States or any foreign country or otherwise protect its interests. These obligations continue beyond the end of the Executive's employment with the Company with respect to inventions, discoveries, improvements or copyrightable works initiated, conceived or made by the Executive while employed by the Company, and are binding upon the Executive's employers, assigns, executors, administrators and other legal representatives. If the Company is unable for any reason, after reasonable effort, to obtain the Executive's signature on any document needed in connection with the actions described in this Section 8(a), the Executive irrevocably designates and appoints the Company and its duly authorized officers and agents as the Executive's agent and attorney in fact to act for and in the Executive's behalf to execute, verify and file any such documents and to do all other lawfully permitted acts to further the purposes of this Section 8(a) with the same legal force and effect as if executed by the Executive. Immediately upon the Company's request at any time during or following the Term, Executive is required to return to the Company any and all Confidential and Proprietary Information and any other property of the Company then within Executive's possession, custody and/or control. Failure to return this property, whether during the term of this Agreement or after its termination, is a breach of this Agreement.

          (b) Interests to be Protected. During the course of Executive's employment, Executive will be exposed to a substantial amount of confidential and proprietary information, including, but not limited to, financial information, annual reports, audited and unaudited financial reports, operational budgets and strategies, methods of operation, customer lists, strategic plans, business plans, marketing plans and strategies, new business strategies, merger and acquisition strategies, management systems programs, computer systems, personnel and compensation information and payroll data, and other such reports, documents or information (collectively the "Confidential and Proprietary Information"). Due to Executive's senior position with the Company and its affiliates, Executive acknowledges that he regularly receives Confidential and Proprietary Information with respect to the Company and/or its affiliates; for the avoidance of doubt, all such information is expressly included in the defined term "Confidential and Proprietary Information." If Executive's employment is terminated by either party for any reason, Executive promises that Executive will not retain, take with Executive or make any copies of such Confidential and Proprietary Information in any form, format, or manner whatsoever (including paper, digital or other storage in any form) nor will Executive disclose the same in whole or in part to any person or entity, in any manner either directly or indirectly. Excluded from this Agreement is information that (i) is or becomes publicly known through no violation of this Agreement; (ii) is lawfully received by the Executive from any third party without restriction on disclosure or use; (iii) is required to be disclosed by law, or (iv) is expressly approved in writing by the Company for release or other use by the Executive. Executive and the Company also acknowledge that because Executive is a senior executive he will have access to information (some of which is Confidential Information and some of which is not), employees and knowledge about the Company that is extremely valuable to the Company and which it needs to protect for a period of time after Executive terminates employment. Additionally, they agree that the covenants in this Section 8 are reasonable and necessary to protect the Company's legitimate business interests. Executive and the Company agree that the following restrictive covenants (which together are referred to as the "Executive's Post-Termination Obligations") are fair and reasonable and are freely, voluntarily and knowingly entered into. Further, each party has been given the opportunity to consult with legal counsel before entering into this Agreement.

          (c) Judicial Amendment. If the scope of any provision of Section 8 of this Agreement is found by a court to be too broad to permit enforcement to its full extent, then that provision will be enforced to the maximum extent permitted by law. The parties agree that, if legally permissible, the scope of any provision of this Agreement may be modified by a judge in any proceeding to enforce Section 8 of this Agreement, so that the provision can be enforced to the maximum extent permitted by law. If any provision of this Agreement is found to be invalid or unenforceable for any reason, the parties agree that it will not affect the validity and enforceability of the remaining provisions of this Agreement.

          (d) Injunctive Relief, Damages and Forfeiture. Due to the nature of Executive's position with the Company, and with full realization that a violation of Section 8 may cause immediate and irreparable injury and damage, which is not readily measurable, and to protect the parties' interests, the parties understand and agree that in addition to instituting arbitration proceedings pursuant to Section 10 to recover damages resulting from a breach of this Agreement, either party may also seek injunctive relief to enforce this Agreement in a court of competent jurisdiction to cease or prevent any actual or threatened violation of this Agreement. In any action brought pursuant to this Section 8(d), the prevailing party will be entitled to an award of attorney's fees and costs.

          (e) Survival. The provisions of this Section 8 survive the termination of this Agreement.

          (f) Cooperation; No Disparagement. Following the Termination of this Agreement, for whatever reason, Executive agrees to provide reasonable assistance to the Company (including assistance with litigation matters), upon the Company's request, concerning the Executive's previous employment responsibilities and functions with the Company. In consideration for such cooperation, but only if the Executive is not receiving severance pursuant to Section 7, Company will compensate Executive for the time Executive spends on such cooperative efforts (at an hourly rate based on Executive's Base Salary during the year preceding the date of termination) and Company will reimburse Executive for his reasonable out-of-pocket expenses Executive incurs in connection with such cooperative efforts. Additionally, at all times after the Executive's employment with the Company has terminated, Company (defined for this purpose only as any Company press release and the Board, the CEO and the CEO's direct reports, and no other employees) and Executive agree to refrain from making any disparaging or derogatory remarks, statements and/or publications regarding the other, its employees or its services.

9.   General Provisions.

          (a) Severability. If any provision of this Agreement is held to be illegal, invalid, or unenforceable under any applicable law, then, if legally permissible, such provision will be deemed to be modified to the extent necessary to render it legal, valid and enforceable, and if no modification will make the provision legal, valid and enforceable, then this Agreement will be construed as if not containing the provision held to be invalid, and the rights and obligations of the parties will be construed and enforced accordingly.

          (b) Assignment by Company. Nothing in this Agreement precludes the Company from consolidating or merging into or with, or transferring all or substantially all of its assets to, another corporation or entity that assumes this Agreement and all obligations and undertakings hereunder. Upon any consolidation, merger or transfer of assets and assumption, the term "Company" means any other corporation or entity, as appropriate, and this Agreement will continue in full force and effect.

          (c) Entire Agreement. This Agreement and any agreements concerning equity compensation or other benefits, embody the parties' complete agreement with respect to the subject matter in this Agreement and supersede any prior written or contemporaneous oral, understandings or agreements between the parties that may have related in any way to the subject matter in this Agreement, including but not limited to any offer letter provided to or signed by Executive. This Agreement may be amended only in writing executed by the Company and Executive.

          (d) Governing Law. Because the Company is a Colorado corporation, and because it is mutually agreed that it is in the best interests of the Company and all of its employees that a uniform body of law consistently interpreted be applied to the employment agreements to which the Company is a party, this Agreement will be deemed entered into by the Company and Executive in Colorado. The law of the State of Colorado will govern the interpretation and application of all of the provisions of this Agreement.

          (e) Notice. Any notice required or permitted under this Agreement must be in writing and will be deemed to have been given when delivered personally or by overnight courier service or three days after being sent by mail, postage prepaid, at the address indicated below or to such changed address as such person may subsequently give such notice of:


         if to the Company:                Fortitude Gold Corporation
                                           2886 Carriage Manor Point
                                           Colorado Springs, CO 80906

            if to Executive:               Attention: Greg Patterson
                                           2886 Carriage Manor Point
                                           Colorado Springs, CO 80906


          (f) Withholding; Release. All of Executive's compensation under this Agreement will be subject to deduction and withholding authorized or required by applicable law. The Company's obligation to make any post-termination payments hereunder (other than salary payments and expense reimbursements through a date of termination), is subject to Company receiving from Executive a mutually agreeable release, and compliance by Executive with the covenants set forth in Section 8 above.

          (g) Non-Waiver; Construction; Counterparts. The failure in any one or more instances of a party to insist upon performance of any of the terms, covenants or conditions of this Agreement, to exercise any right or privilege conferred in this Agreement, or the waiver by that party of any breach of any of the terms, covenants or conditions of this Agreement, will not be construed as a subsequent waiver of any such terms, covenants, conditions, rights or privileges, but the waiver will continue and remain in full force and effect as if no such forbearance or waiver had occurred. No waiver is effective unless it is in writing and signed by an authorized representative of the waiving party. This Agreement will be construed fairly as to both parties and not in favor of, or against, either party, regardless of which party prepared the Agreement. This Agreement may be executed in multiple counterparts, each of which will be deemed to be an original, and all such counterparts will constitute but one instrument.

         (h) Successors and Assigns. This Agreement is solely for the benefit of the parties and their respective successors, assigns, heirs and legatees. Nothing in this Agreement will be construed to provide any right to any other entity or individual.

          (i) Indemnification. The Company agrees to indemnify the Executive to the fullest extent provided under the Company's limited liability company agreement and By-Laws, on the same terms and conditions as indemnification is generally provided to the Company's officers and directors, in the event that he was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, by reason of the fact that the Executive is or was a director, officer, employee or agent of the Company or any of its affiliates; provided, however, that the Executive is not entitled to indemnification under this Section 8(i) relating to any claims, actions, suits or proceedings arising from his breach of this Agreement.

10. Dispute Resolution. Any dispute, controversy, or claim, whether contractual or non-contractual, including without limitation any federal or state statutory claim, common law or tort claim, or claim for attorneys' fees, between the parties arising directly or indirectly out of or connected with this Agreement and/or the parties' employment relationship, unless mutually settled by the parties hereto, must be resolved by binding arbitration conducted pursuant to the Federal Arbitration Act and in accordance with the Employment Arbitration Rules of the American Arbitration Association (the "AAA") in effect at the time. The parties agree that before proceeding to arbitration, they will mediate their dispute(s) before a mutually selected mediator. If the parties are unable to mutually select a mediator within thirty (30) days (or as otherwise agreed), then either party may request the AAA's assistance in appointing a mediator. Any arbitration will be conducted by an arbitrator mutually selected by the parties. If the parties are unable to mutually select an arbitrator within thirty (30) days (or as otherwise agreed), then either party may request the AAA's assistance in selecting an arbitrator. All such disputes, controversies or claims will be conducted by a single arbitrator, unless the parties mutually agree that the arbitration will be conducted by a panel of three arbitrators. The arbitration shall be conducted pursuant to Employment Arbitration Rules of the AAA in effect at the time, or as otherwise agreed. The arbitrator(s) may award any relief available in a court of competent jurisdiction. The resolution of the dispute by the arbitrator(s) will be final, binding, nonappealable (except as provided by the Federal Arbitration Act) and fully enforceable by a court of competent jurisdiction pursuant to the Federal Arbitration Act. The arbitration award will be in writing and will include a statement of the reasons for the award. The arbitration will be held at the principal place of employment of the Executive, or as otherwise agreed to by the parties. The Company will initially pay all AAA, mediation, and arbitrator's fees and costs. The arbitrator(s) may award reasonable attorneys' fees and/or costs to the prevailing party. The Company and the Executive agree that each may bring claims against the other in an individual capacity only, and not as a class representative or class member in any purported collective, class or representative proceeding. Further, unless both the Company and the Executive agree otherwise, the Arbitrator may not consolidate more than one party's claims into a single arbitration proceeding and may not otherwise preside over any form of a collective, class or representative proceeding. Notwithstanding anything herein to the contrary, any arbitration proceeding will be held in Denver, Colorado.

     IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first above written.




                                    FORTITUDE GOLD CORPORATION,
                                    a Colorado corporation

                                     By: /s/ Jason Reid
                                     ---------------------------
                                     Name: Jason Reid
                                     Title: CEO / President


                                    EXECUTIVE

                                    /s/ Greg Patterson
                                    ----------------------------
                                    Name: Greg Patterson